Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Tina Barry, (972) 673-7931 Greg Artkop, (972) 673-8470

Investor Relations Carolyn Ross, (972) 673-7935

DR PEPPER SNAPPLE GROUP REPORTS SECOND QUARTER 2012 RESULTS

Net sales increased 2% for the quarter.
Reported EPS were $0.83. Core EPS were $0.85.
Year-to-date, the company repurchased $152 million of its common stock.
Company reaffirms full year 2012 Core EPS in the $2.90 to $2.98 range.
Plano, TX, July 26, 2012 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported second quarter 2012 EPS of $0.83 compared to $0.77 in the prior year period. Excluding unrealized commodity mark-to-market losses in both years and certain items affecting comparability in the current year, Core EPS were $0.85 compared to $0.78 in the prior year period. Year-to-date, the company reported earnings of $1.31 per diluted share compared to $1.27 per share in the prior year period. Excluding certain items affecting comparability in the current year and unrealized commodity mark-to-market losses in both years, Core EPS were $1.31 compared to $1.28 in the prior year period.

For the quarter, reported net sales increased 2% reflecting 4 percentage points of price/mix and lower discounts, partially offset by lower volumes and a 2% foreign currency impact. Reported segment operating profit (SOP) increased 2%, or $7 million, as the contributions from net sales growth and productivity improvements were partially offset by higher packaging and ingredient costs, certain increases in labor and benefits, a $9 million increase in marketing investments and an $8 million pre-separation-related non-cash charge recorded in the current period. Reported income from operations for the quarter was $300 million compared to $290 million in the prior year period, including $7 million of unrealized mark-to-market losses in both years.

Year-to-date, reported net sales increased 2% and reported income from operations was $492 million, flat to the prior year period.

DPS President and CEO Larry Young said, “As we wrap up the first half of the year, I am pleased with the continued performance of our well-loved brands and the passion of our people as they continue to execute against our strategy and embrace Rapid Continuous Improvement as a way of doing business. We once again outperformed the category in CSDs, growing both volume and dollar share, and made progress against our goals of increasing distribution and availability, with solid gains across both grocery and convenience in CSDs and tea. And we continued to invest in our brands to ensure we are always providing value to our customers and our consumers.”

EPS reconciliation	Second Quarter			Year-to-Date
	2012	2011	Percent Change	2012	2011	Percent Change
Reported EPS	$0.83	$0.77	8	$1.31	$1.27	3
Unrealized commodity mark-to-market net loss	0.02	0.01		—	0.01

Items affecting comparability
Foreign deferred tax benefit	(0.02)	—		(0.02)	—
Depreciation adjustment on capital lease	0.02	—		0.02	—
Core EPS	$0.85	$0.78	9	$1.31	$1.28	2
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. For a reconciliation of non-GAAP to GAAP measures see pages A-5 and A-6 accompanying this release.

Summary of 2012 results	As Reported		Currency Neutral
(Percent change)	Second Quarter	YTD	Second Quarter	YTD

BCS Volume	(1)	(1)	(1)	(1)
Sales Volume	(1)	(1)	(1)	(1)
Net Sales	2	2	4	3
SOP	2	(1)	3	0
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume declined 1% with carbonated soft drinks (CSDs) flat and non-carbonated beverages (NCBs) declining 6%.

In CSDs, Dr Pepper volume increased 1% driven primarily by Dr Pepper TEN and continued growth in fountain foodservice. Our Core 5 brands grew 1% driven primarily by mid-single digit increases in Canada Dry and A&W that were partially offset by a double digit decrease in Sun Drop and a low-single digit decline in 7UP. All other CSD brands declined 2% driven primarily by a high-single digit decrease in Crush. Fountain foodservice volume grew 3%, cycling 4% volume growth in the prior year period.

In NCBs, Hawaiian Punch volume declined 20% and Mott's volume declined 2% due to cycling price increases that were taken in mid-year 2011. These declines were partially offset by an 8% increase in Clamato and a 1% increase in Snapple, which was cycling 8% growth in the prior year period.

By geography, U.S. and Canada volume declined 1% and Mexico and the Caribbean volume declined 2%.

Sales volume
For the quarter, sales volume decreased 1%. Branded volume declined 2%, while contract manufacturing volume increased.

2012 Segment results	As Reported
(Percent Change)	Second Quarter			Year-to-Date
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(2)	3	(1)	(3)	2	(5)
Packaged Beverages	0	4	8	1	3	5
Latin America Beverages	(2)	(10)	(12)	1	(6)	(4)
Total	(1)	2	2	(1)	2	(1)

2012 Segment results	Currency Neutral
(Percent Change)	Second Quarter			Year-to-Date
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	(2)	3	(1)	(3)	2	(5)
Packaged Beverages	0	4	9	1	4	6
Latin America Beverages	(2)	1	0	1	3	28
Total	(1)	4	3	(1)	3	0

Beverage Concentrates
Net sales for the quarter increased 3% as concentrate price increases taken earlier in the year, lower discounts and favorable mix were partially offset by a 2% volume decline. SOP decreased 1% principally due to increased marketing investments of $8 million and higher ingredient costs.

Packaged Beverages
Net sales for the quarter were up 4% reflecting favorable mix and higher pricing including lower discounts, partially offset by a decrease in branded sales volumes. SOP increased 9% as the benefits of higher sales and productivity improvements were partially offset by cost inflation in packaging and ingredients and labor and benefits. SOP was further reduced by an $8 million depreciation adjustment associated with the reassessment of a capital lease executed prior to separation.

Latin America Beverages
Net sales for the quarter increased 1% reflecting favorable product mix and higher pricing, partially offset by the reclassification of certain customer transportation allowances that were previously recorded as selling, general and administrative expenses and a 2% volume decline. SOP was flat as net sales growth was offset by higher packaging and ingredient costs.

Corporate and other items
For the quarter, corporate costs totaled $77 million compared to $81 million in the prior year period. Unrealized commodity-related mark-to-market losses were $7 million in both years.

Net interest expense increased $2 million compared to the prior year, as the company refinanced low floating rate debt in November 2011.

For the quarter, the effective tax rate was 34.3% compared to 35.5% in the prior year period, due primarily to a $4 million Canadian deferred tax benefit recorded in the current year.

Cash flow
Year-to-date, the company used $41 million of cash from operating activities, including total tax payments of $531 million related to the PepsiCo, Inc. and The Coca-Cola Company licensing agreements. Capital spending totaled $89 million compared to $104 million in the prior year period. The company returned $293 million to shareholders in the form of stock repurchases ($152 million) and dividends ($141 million).

2012 full year guidance
The company continues to expect full year reported net sales growth near the low end of its long-term 3% to 5% range and Core EPS to be in the $2.90 to $2.98 range.

Packaging and ingredient costs are now expected to increase COGS 2% on a constant volume/mix basis.

The company continues to expect its tax rate to be approximately 37% and capital spending to be approximately 4% of net sales.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the second quarter comprising April, May    and June.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core EPS is defined as EPS adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Forward-looking statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 10 a.m. (CDT) today, the company will host a conference call with investors to discuss second quarter results and the outlook for 2012. The conference call and slide presentation will be accessible live through DPS's website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 and A-6 accompanying this release and under "Financial Press Releases" on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 11 of our 14 leading brands are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkikst soda. To learn more about our iconic brands and Plano, Texas-based company, please visit DrPepperSnapple.com. For our latest news and updates, follow us at Facebook.com/DrPepperSnapple or Twitter.com/DrPepperSnapple.

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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended June 30, 2012 and 2011
(Unaudited, in millions except per share data)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$1,621	$1,582	$2,983	$2,913
Cost of sales	685	662	1,269	1,209
Gross profit	936	920	1,714	1,704
Selling, general and administrative expenses	599	598	1,152	1,145
Depreciation and amortization	35	31	66	64
Other operating expense (income), net	2	1	4	3
Income from operations	300	290	492	492
Interest expense	31	28	63	55
Interest income	(1)	—	(1)	(1)
Other income, net	(1)	(3)	(4)	(5)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	271	265	434	443
Provision for income taxes	93	94	154	158
Income before equity in earnings of unconsolidated subsidiaries	178	171	280	285
Equity in earnings of unconsolidated subsidiaries, net of tax	—	1	—	1
Net income	$178	$172	$280	$286
Earnings per common share:
Basic	$0.84	$0.78	$1.32	$1.28
Diluted	0.83	0.77	1.31	1.27
Weighted average common shares outstanding:
Basic	211.9	221.9	212.2	222.7
Diluted	213.3	224.4	214.0	225.3
Cash dividends declared per common share	$0.34	$0.32	$0.68	$0.57

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2012 and December 31, 2011
(Unaudited, in millions except share and per share data)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$303	$701
Accounts receivable:
Trade, net	615	585
Other	37	50
Inventories	217	212
Deferred tax assets	93	96
Prepaid expenses and other current assets	126	113
Total current assets	1,391	1,757
Property, plant and equipment, net	1,141	1,152
Investments in unconsolidated subsidiaries	13	13
Goodwill	2,982	2,980
Other intangible assets, net	2,683	2,677
Other non-current assets	565	573
Non-current deferred tax assets	132	131
Total assets	$8,907	$9,283
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$337	$265
Deferred revenue	65	65
Current portion of long-term obligations	701	452
Income taxes payable	56	530
Other current liabilities	575	603
Total current liabilities	1,734	1,915
Long-term obligations	2,020	2,256
Non-current deferred tax liabilities	621	586
Non-current deferred revenue	1,417	1,449
Other non-current liabilities	820	814
Total liabilities	6,612	7,020
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 210,552,441 and 212,130,239 shares issued and outstanding for 2012 and 2011, respectively	2	2
Additional paid-in capital	1,524	1,631
Retained earnings	874	740
Accumulated other comprehensive loss	(105)	(110)
Total stockholders' equity	2,295	2,263
Total liabilities and stockholders' equity	$8,907	$9,283

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2012 and 2011
(Unaudited, in millions)

	For the
	Six Months Ended
	June 30,
	2012	2011
Operating activities:
Net income	$280	$286
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation expense	107	98
Amortization expense	18	16
Amortization of deferred revenue	(32)	(32)
Employee stock-based compensation expense	17	17
Deferred income taxes	42	(229)
Other, net	(12)	1
Changes in assets and liabilities:
Trade accounts receivable	(30)	(73)
Other accounts receivable	14	(8)
Inventories	(4)	(30)
Other current and non-current assets	(19)	(43)
Other current and non-current liabilities	(35)	11
Trade accounts payable	71	—
Income taxes payable	(458)	242
Net cash (used in) provided by operating activities	(41)	256
Investing activities:
Purchase of property, plant and equipment	(89)	(104)
Purchase of intangible assets	(7)	—
Proceeds from disposals of property, plant and equipment	5	1
Net cash used in investing activities	(91)	(103)
Financing activities:
Proceeds from senior unsecured notes	—	500
Repurchase of shares of common stock	(152)	(325)
Dividends paid	(141)	(111)
Proceeds from stock options exercised	12	12
Excess tax benefit on stock-based compensation	15	8
Other, net	(2)	(5)
Net cash (used in) provided by financing activities	(268)	79
Cash and cash equivalents — net change from:
Operating, investing and financing activities	(400)	232
Effect of exchange rate changes on cash and cash equivalents	2	3
Cash and cash equivalents at beginning of period	701	315
Cash and cash equivalents at end of period	$303	$550
Supplemental cash flow disclosures of non-cash investing and financing activities:
Capital expenditures included in other current liabilities	$53	$33
Dividends declared but not yet paid	72	71
Capital lease additions	8	—
Supplemental cash flow disclosures:
Interest paid	$59	$41
Income taxes paid	561	125

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Six Months Ended June 30, 2012 and 2011
(Unaudited, in millions)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Segment Results – Net sales
Beverage Concentrates	$331	$321	$585	$576
Packaged Beverages	1,177	1,135	2,194	2,120
Latin America Beverages	113	126	204	217
Net sales	$1,621	$1,582	$2,983	$2,913

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Segment Results – SOP
Beverage Concentrates	$214	$216	$354	$371
Packaged Beverages	150	139	261	248
Latin America Beverages	15	17	23	24
Total SOP	379	372	638	643
Unallocated corporate costs	77	81	142	148
Other operating expense (income), net	2	1	4	3
Income from operations	300	290	492	492
Interest expense, net	30	28	62	54
Other income, net	(1)	(3)	(4)	(5)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$271	$265	$434	$443

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
For the Three and Six Months Ended June 30, 2012 and 2011
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures, that reflect the way management evaluates the business, may provide investors with additional information regarding the company’s results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted: Net sales and Segment Operating Profit are on a currency neutral basis.

	For the Three Months Ended June 30, 2012
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	3%	4%	(10)%	2%
Impact of foreign currency	—%	—%	11%	2%
Net sales, as adjusted	3%	4%	1%	4%

	For the Three Months Ended June 30, 2012
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	(1)%	8%	(12)%	2%
Impact of foreign currency	—%	1%	12%	1%
Segment operating profit, as adjusted	(1)%	9%	—%	3%

	For the Six Months Ended June 30, 2012
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	2%	3%	(6)%	2%
Impact of foreign currency	—%	1%	9%	1%
Net sales, as adjusted	2%	4%	3%	3%

	For the Six Months Ended June 30, 2012
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported segment operating profit	(5)%	5%	(4)%	(1)%
Impact of foreign currency	—%	1%	32%	1%
Segment operating profit, as adjusted	(5)%	6%	28%	—%

Core EPS: Core EPS is defined as Reported EPS adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. The certain items excluded for the three and six months ended June 30, 2012 are (i) a separation-related foreign deferred tax benefit and (ii) a depreciation adjustment associated with the reassessment of a capital lease executed prior to the separation from Cadbury.
The tables below provide reconciliations of the reported to the Core EPS for the three and six months ended June 30, 2012 and 2011.

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
Reported EPS	$0.83	$0.77	8%	$1.31	$1.27	3%
Unrealized commodity mark-to-market net loss	0.02	0.01		—	0.01

Items affecting comparability
Foreign deferred tax benefit	(0.02)	—		(0.02)	—
Depreciation adjustment on capital lease	0.02	—		0.02	—
Core EPS	$0.85	$0.78	9%	$1.31	$1.28	2%